Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Nova Energy, Inc., of our report dated July 10, 2009 on our audit of the financial statements of Nova Energy, Inc. as of June 30, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2009, 2008 and since inception on December 31, 2002 through June 30, 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

July 13, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501